Exhibit 10.12

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of December 31, 2012 (this “Amendment”), is between Bankrate, Inc. (the “Company”) and Michael J. Ricciardelli (the “Executive”).

RECITALS:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of July 22, 2010 (the “Original Agreement”), as amended;

WHEREAS, the parties hereto desire to amend the Original Agreement on the terms and conditions set forth herein, pursuant to Section 23 of the Original Agreement, effective as of the date hereof; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Original Agreement.

2.	Amendment of Original Agreement.

(i).   Section 8(B)(1) is hereby deleted in its entirety and replaced with the following:

“One-Third of the Separation Payment shall be payable on the thirtieth (30th) day after the termination date;”

(ii).  Section 8(C)(1) is hereby deleted in its entirety and replaced with the following:

“Execute and deliver a Separation and Release Agreement in a form prepared by and acceptable to the Company within thirty (30) days following the termination date (including the expiration of any revocation period required by law), whereby Executive releases the Company from any and all liability and settles claims of any kind. If a bona fide dispute exists, Executive shall deliver a written notice of the nature of the dispute to the Company within twenty-five (25) days following receipt of the Separation and Release Agreement. Benefits under this Agreement shall be deemed forfeited if the release (or a written notice of a bona fide dispute) is not executed or revoked and delivered to the Company within the time period specified; and”

3.	Execution in Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. This Amendment shall be binding upon the respective parties hereto upon the execution and delivery of this Amendment by each of the parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

4.	Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

5.	Effect of Amendment. Except as expressly amended hereby, the Original Agreement shall remain in full force and effect. Any reference to the Original Agreement contained in any notice, request or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date above first written.

BANKRATE, INC.

By:	/s/ Thomas R. Evans
Name: Thomas R. Evans
Title: President & CEO

EXECUTIVE

/s/ Michael J. Ricciardelli
MICHAEL J. RICCIARDELLI